PRESS RELEASE

SiriusPoint Announces the Appointment of Jason Robart to its Board of Directors

Hamilton, Bermuda, 1 March 2022. SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, has announced the appointment of Jason Robart to the SiriusPoint Board of Directors (the “Board”), as an Independent Director, effective 1 March 2022.
Sid Sankaran, Chairman and Chief Executive Officer commented: “I am delighted to welcome Jason to the SiriusPoint Board. He has outstanding credentials in financial services and human capital, and as a venture capitalist, a history of supporting entrepreneurial strategy to promote innovation and fundamental social change.”
Mr. Robart is the co-founder and managing partner of Seae Ventures, an early-stage venture capital firm focused on supporting women, and BIPOC healthcare and fintech entrepreneurs. He sits on the Boards of several Seae companies. Prior to Seae, Mr. Robart served as the Chief Strategy Officer of Blue Cross Blue Shield of Massachusetts (“BCBSMA”) and previously as the as the Chief Human Resources Officer at BCBSMA, where he led a complete overhaul of the insurer’s human capital strategies to better align them with the changing dynamics of the Massachusetts healthcare landscape. Mr. Robart was also the President and CEO of Zaffre Investments and was a principal at Mercer Human Resource Consulting.
“After a year of significant transformation and progress for SiriusPoint, I am grateful to our Board for their support and vision. The diverse experience and insight they bring to our Company is a key element of SiriusPoint’s long-term success, positioning us to deliver sustainable value,” said Mr Sankaran. “With deep experience across human capital management and venture capital, Jason will be a terrific addition and a great complement to the skills and experience of our rich Board. I am proud of what our Board, Executive Leadership Team and our colleagues across the globe have accomplished in our first year, and I am very excited about what we can achieve as we move forward together.”
About SiriusPoint
SiriusPoint is a global insurer and reinsurer providing solutions to clients and brokers in almost 150 countries. Bermuda-headquartered with offices in New York, London, Stockholm and other locations around the world, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and technology-driven insurance services companies within our Insurance & Services division. With over $3 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Contacts

Investor Relations
Clare Kerrigan, SiriusPoint
clare.kerrigan@siriuspt.com
+44 7970695959

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011